PURCHASE AND SALE AGREEMENT

     FLORIDA ROCK INDUSTRIES, INC., a Florida corporation, and/or its
Assigns ("BUYER"), and FLORIDA ROCK PROPERTIES, INC., a Florida Corporation ("SELLER"), hereby agree that SELLER will sell and BUYER will buy the following described property, upon the following terms and conditions. The property, commonly known as Edsall Road Property, Springfield, Virginia, and is described more particularly below (the "Property").

                                 SEE EXHIBIT A
          (which is fully incorporated in this Agreement by this reference)

If Exhibit A consists of a drawing, map or sketch, BUYER and SELLER will substitute as Exhibit A the legal description specified on the survey obtained under paragraph 7 of this Agreement after all title exceptions, except Permitted Exceptions, have been cured in accordance with paragraph 6 of this Agreement.

     It is understood that the Property will be conveyed by SPECIAL WARRANTY DEED with English Covenants of Title, subject to taxes for the year of the closing and thereafter, existing zoning, covenants, restrictions, easements of record, easements and other matter that would be shown on an accurate as-built survey and the matters set forth on the title insurance commitment delivered under paragraph 6 of this Agreement. All utility and other security deposits shall be and remain the property of SELLER, and as of the date of the closing all utility and other services shall be transferred to the account of BUYER, and SELLER shall receive a refund of its security deposits or alternatively be entitled to a credit for any deposits transferred to BUYER'S account by such utility and other services.

     1. TOTAL PURCHASE PRICE: The total purchase price to be paid by BUYER is payable as follows:

     (a)    Binder Deposit, which will be deposited in accordance
            with paragraph 8(b) of this Agreement and will be
            distributed according to the provisions of this
            Agreement	                                     $     100,000.00

     (b)	Balance due at closing (not including BUYER's
            closing costs, prepaid items or prorations) in U.S.
            cash, locally drawn cashier's check or other readily
            available funds	                                  14,900,000.00


            TOTAL PURCHASE PRICE	                           $15,000,000.00
                                                               --------------

     BUYER will deposit in cash or readily available funds with SELLER as a binder deposit as described in paragraph 8(b) of this Agreement the sum of One Hundred Thousand Dollars ($100,000.00) a Binder Deposit. The Binder Deposit will be held by SELLER on the terms set forth in this Agreement for the mutual benefit of the parties to this Agreement. The Binder Deposit may be commingled with other funds of SELLER in SELLER's sole discretion. BUYER shall not be entitled to interest on the Binder Deposit.

     SELLER shall deliver the Binder Deposit (without interest) to the BUYER, upon receipt by
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SELLER, within the Inspection Period, as that term is defined in paragraph 8(a)
of this Agreement, written notice that BUYER has exercised its option to terminate this Agreement pursuant to paragraph 8(a) of this Agreement. Except as otherwise provided in this Agreement, if SELLER does not receive notice from BUYER during the Inspection Period that it has terminated this Agreement, the SELLER will apply the Binder Deposit (without interest) to the Total Purchase Price at the closing of the purchase of the Property, or will retain the Binder Deposit if the closing does not occur due to any reason other than default by SELLER under this Agreement.

     2.	SPECIAL PROVISIONS:

     (a) BUYER shall have the right to terminate this Agreement prior to receiving SELLER's Notice to Close if there shall exist or the consummation of the sale would cause a default in the Credit Agreement among BUYER, First Union National Bank, et. al.

     (b) SELLER acknowledges that Virginia Concrete Company, Incorporated ("VCCI"), a Virginia corporation, is in possession of a portion of the Property originally under a lease dated October 1, 1985 (the "Lease"). SELLER will not dispossess VCCI for the term of this Agreement if VCCI complies with the terms of the Lease.

     (c) BUYER acknowledges the occupancy on a portion of the Property by Vulcan Materials Company, Inc. ("Vulcan"), and accepts the Property with that occupancy.

     (d) SELLER will pay all real property taxes as they become due and keep the Property free and clear of liens and encumbrances, except any existing Deed of Trust, which shall be paid as it becomes due by SELLER and paid in full with the proceeds at closing.

     3.	CLOSING COSTS:  BUYER and SELLER equally will pay costs to close, including recording fees and any taxes due to record the deed, not otherwise allocated to one party. SELLER will pay SELLER's attorney's fees and costs. BUYER will pay BUYER's attorney's fees and costs, owner's title insurance policy and survey. SELLER will deliver proof satisfactory to BUYER that BUYER will not be obligated to withhold any of the purchase price under the Foreign Investment in Real Property Tax Act or shall provide funds at closing to enable BUYER to meet the tax obligation.

     4.	PRORATIONS:  All ad valorem taxes and the cost of service contracts assumed by BUYER (if any) will be pro-rated as of the date of closing. Taxes shall be pro-rated based upon the actual amount of taxes, if known, for the month in which the closing occurs and, if unknown, shall be based upon the prior year taxes. If such proration of taxes is based upon an estimate, that BUYER and SELLER agree to re-prorate after closing once the actual amount of taxes due for the year of closing is known.

     5.	SALES COMMISSION:  Each party represents and warrants to the other that it has not consulted a real estate broker or salesman in connection with the transaction contemplated by this Agreement. If any other person or entity shall assert a claim to any real estate commission or other compensation against either SELLER or BUYER on account of alleged employment as a broker, finder, listing agent, co-broker, consultant or otherwise, then the party under this Agreement by, through or under whom such person or entity claims any such employment or compensation shall indemnify, defend and hold harmless the other party against and from any and all such claims and all costs, expenses and liabilities incurred in connection with such claim or any action or proceedings brought thereon.

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     6.	TITLE EVIDENCE:  Within thirty (30) days after delivery of a Notice to Close, at BUYER's sole cost and expense, BUYER will obtain a Title Insurance
Commitment for an owner's policy in the amount of the Total Purchase Price from a title insurance company licenced to write title insurance in the Commonwealth of Virginia.  The title commitment shall have attached to it legible copies of all instruments described in the commitment.  BUYER will deliver a copy of the title commitment, with applicable copies, to SELLER within five (5) days of receipt by BUYER.  The title commitment must disclose the title to be good, marketable and insurable, and subject to no encumbrances or exceptions, other than Permitted Exceptions.  "Permitted Exceptions" shall include only the matters identified in Sections 2(b) and 2(c) above and ad valorem taxes for the current year and covenants, restrictions and easements and other title exceptions that, in BUYER's discretion reasonably applied, do not materially impair the use of the property as currently used.  If either the Survey described in paragraph 7 or the title evidence described above in this paragraph 6 reveals any encroachments, overlaps, easements, restrictions, covenants, conditions or other defects other than Permitted Exceptions, BUYER, within thirty (30) days after the applicable Notice to Close, may then do one of the following as BUYER's sole remedy:

     (a)	Accept the uncured title defects and require the SELLER to deliver the title to the Property at the Closing in its existing condition with no reduction in the purchase price; or

     (b)	Require SELLER to return to BUYER the Security Deposits, whereupon this Agreement shall be automatically terminated and all parties released from further obligation under this Agreement.

     BUYER will pay the cost of title insurance. If BUYER obtains the title commitment, SELLER shall use reasonable efforts to cause to be delivered to BUYER at Closing an ALTA Owners Policy of Title Insurance for the Total Purchase Price insuring BUYER in fee simple based on the title commitment. SELLER further agrees to execute and deliver to the title insurance company at Closing an owner's affidavit of possession and no liens and such documentation, if any, as the title company shall reasonably require to evidence that the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized and to delete the "standard" and "gap" exceptions, except Permitted Exceptions and uncured title defects.

     7.	SURVEY:  Within thirty (30) days after delivery of a Notice to
Close, at BUYER's sole cost and expense, BUYER may obtain an as-built survey for the Property. The survey shall not be dated earlier than ninety (90) days prior to the closing and shall comply with the minimum detail requirements for land title surveys as adopted by the American Land Title Association and American Congress of Surveying and Mapping and otherwise meet the technical standards required of surveys in the Commonwealth of Virginia. BUYER will deliver a copy of the survey to SELLER within five (5) days of receipt by BUYER. If the survey shows any encroachment on the Property of any structure on the Property or shows any easement, restriction, set back line violation or other matter, such matter shall be considered and treated as a title defect under paragraph 6.

     8.	INSPECTION AND TIME FOR CLOSING:

     (a) BUYER shall have the right and privilege at any reasonable time and from time to time until the closing, or earlier termination of this Agreement, to enter the Property and to inspect records of SELLER relating to the Property with its agents, representatives,

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engineers or designees to inspect, test, examine and study the Property.
Notwithstanding the immediately preceding sentence, the failure of SELLER to deliver records in its possession will not be a default of SELLER under this Agreement. BUYER shall have until the expiration of a period of time commencing upon the execution of this Agreement and ending ninety (90) days from the date of execution of the Agreement (the "Inspection Period"), to inspect, test, engineer and conduct any and all studies, inspections and investigations of the Property as BUYER may deem advisable. Should BUYER determine in its sole discretion on or before the termination of the Inspection Period that the Property does not meet its requirements for any reason, then BUYER may Terminate this Agreement during the Inspection Period by delivering notice of termination to SELLER. Upon the termination of this Agreement by BUYER within the Inspection Period, this Agreement shall become null and void, and both BUYER and SELLER shall have no further obligations under this Agreement. If the Agreement is not terminated by BUYER within the Inspection Period, BUYER shall continue to have the right until the consummation of the transaction contemplated by this Agreement, or earlier termination of this Agreement, to enter the Property at reasonable times and survey the Property and conduct inspections and tests of all physical portions of the Property, including without limitation, the soil, the air conditioning and heating systems, electrical systems, plumbing, foundations, structure, sprinkler systems, roofs, sewage distribution systems, and paint and finished work.

     (b)	On or before the end of the Inspection Period described in
subparagraph (a) above, if BUYER has not terminated this Agreement as provided in subparagraph (a) above, BUYER will deposit the sum of One Hundred Thousand Dollars ($100,000.00) with SELLER to be held by SELLER as the Binder Deposit. The Binder Deposit shall be applied to the total purchase price at closing. Failure to deliver the Binder Deposit prior to the end of the Inspection Period provided in subparagraph (a) above will constitute a notice of termination of this Agreement, and this Agreement shall become null and void, and both BUYER and SELLER shall have no further obligations under this Agreement.

     (c)	BUYER, at BUYER's sole cost and expense, may obtain an
environmental audit, assessment or report of the Property, hazardous waste management practices and/or hazardous waste disposal sites used by SELLER or otherwise on the Property. The audit, risk assessment or report, if obtained, shall be by an environmental consultant satisfactory to SELLER and assess with a reasonable degree of certainty the presence or absence of any Hazardous Materials and the potential costs in connection with abatement, cleanup or removal of any Hazardous Materials found on, under, at or within the Property or disposed of from the Property. BUYER may terminate the Agreement within ninety (90) days of the execution of this Agreement if there are material amounts of Hazardous Materials on the Property in violation of law or that would require removal or remediation not caused by VCCI or its affiliates or Vulcan.

     (d)	If this Agreement is not terminated as provided in subparagraphs
(a) or (c) above, the transaction will be closed and the special warranty deed and other closing papers delivered on or before that certain date (i) subsequent to the Inspection Period which is no later than forty-five (45) days after notice is given to BUYER by SELLER to close ("SELLER's Notice to Close") or (ii) subsequent to June 30, 2003, in addition to the provisions in subpart
(i), no later than forty-five (45) days after notice is given to SELLER by

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BUYER to close ("BUYER's Notice to Close"), at a time mutually agreeable to
SELLER and BUYER at the office of SELLER or legal counsel of SELLER, Jacksonville, Florida. If through no fault of SELLER the transaction does not close on or before December 31, 2003, SELLER shall retain the Binder Deposit and be under no further obligation under this Agreement. BUYER will have no ownership interest in the Property until closing.

     (e)	BUYER and SELLER shall, at the time of closing, execute all other papers and documents that may become necessary in order to close this transaction, as may be suggested by the counsel of either BUYER or SELLER and approved by the other party's counsel.

     (f)	SELLER will receive all rents and income from the Property until delivery of the Property at closing.

     9.	LOSS OR DAMAGE:  The risk of loss to the property will remain with the SELLER until closing, provided, however, BUYER shall be responsible for and shall indemnify SELLER for all damages or loss to the Property caused by BUYER or its agents prior to the closing. If the property is damaged by force majeure, fire or other casualty prior to closing, and SELLER declines to repair or restore, BUYER will have the option in its discretion reasonably applied of either taking the property as is, together with any insurance proceeds payable by virtue or such loss or damage, or of cancelling this Agreement. If BUYER cancels this Agreement under this paragraph 9, SELLER will return the Binder Deposit within five (5) days and neither party will have any further obligations arising from this Agreement. SELLER will maintain appropriate insurance on the Property until closing.

     10.	CONDEMNATION:  If at any time prior to closing, any proceedings shall be commenced or consummated for the taking of the Property or a material part of the Property for public or quasi-public use pursuant to the power of eminent domain, either BUYER or SELLER, by written notice to the other party within thirty (30) days of notice of such taking, may terminate this Agreement, and thereupon all parties shall be relieved all further obligations under this Agreement and the Binder Deposit shall be returned to BUYER. Unless this Agreement is so terminated, this Agreement shall remain in full force and effect, and SELLER shall assign and transfer to BUYER any interest in any awards made with respect to the Property or the total purchase price shall be reduced appropriately. If at any time prior to closing any proceedings shall be commenced or consummated for the taking of any portion of the Property that is immaterial for public or quasi-public use pursuant to the power of eminent domain, this Agreement shall remain in full force and effect and neither party shall have the right to cancel this Agreement. For purposes of this paragraph 10 a material portion of the Property shall be an amount of land area that alters or impairs the use of the Property or effects compliance with applicable zoning code.

     11.	CONDITION:  SELLER agrees to deliver the Property in its PRESENT
"AS IS" CONDITION with no representations or warranties on the part of SELLER except as otherwise specifically set forth in this Agreement. BUYER will have the opportunity to inspect the Property and HAS NOT RELIED UPON ANY REPRESENTATIONS MADE BY SELLER in describing the Property, and BUYER accepts the Property in its PRESENT, AS IS CONDITION. BUYER acknowledges and agrees that BUYER has caused its engineers, surveyors and other professionals as may be deemed necessary in BUYER's opinion to investigate the Property making its decision

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to purchase the Property.

     12.	PERSONAL PROPERTY:  Included in the purchase price are all fixed equipment owned by SELLER as now installed on the property and all personal property on the Property owned by SELLER. Such personal property will be conveyed by a bill of sale reasonably satisfactory to BUYER if requested by BUYER.

     13.	INDEMNITY:  BUYER shall hold harmless and indemnify SELLER from any and all claims, demands, causes of action or liability arising out of or in connection with BUYER's ownership, occupancy or operation of the Property and improvements subsequent to the date of closing.  The provisions of this paragraph 13 specifically shall survive the closing of the transaction contemplated by this Agreement.

     14.	DEFAULT AND ATTORNEY'S FEES:  If BUYER defaults under this
Agreement, SELLER shall retain the Binder Deposit as agreed liquidated damages and in full settlement of any claim, whereupon BUYER and SELLER will be relieved of all obligations under this Agreement. If SELLER defaults under this Agreement, the BUYER shall have the election to either (i) seek specific performance of this Agreement, or (ii) to obtain a refund of the Binder Deposit, thereby waiving any action for specific performance. BUYER and SELLER waive all other remedies they may have against the other at law or in equity. In connection with any litigation arising out of this Agreement, the prevailing party will be entitled to recover all costs incurred, including without limitation a reasonable attorney's fee.

     15.	ASSIGNMENT:  BUYER shall have the right to assign its interest in this Agreement to an assignee if that assignee is another form of legal entity of which BUYER has the entire ownership interest or control. BUYER shall provide SELLER with a copy of such assignment, together with documents showing that such assignment complies with the requirements of this paragraph.
Otherwise, this Agreement is not assignable by either party.

     16.	NOTICES:  All notices requires hereunder shall be in writing and shall be deemed to have been delivered personally when delivered, or three
(3) days after delivery to the U. S. Postal Service when sent by registered or certified mail, return receipt requested, postage prepaid or the following business day when sent via nationally recognized overnight delivery service to a party at its address as hereinafter set forth:

     AS TO SELLER:		Florida Rock Properties, Inc.
                              1801 Art Museum Drive
                              Jacksonville, FL  32207


     AS TO BUYER:	       	Florida Rock Industries, Inc.
                              P. O. Box 4667
                              Jacksonville, FL 32201

     17.	IRC SECTION 1031 EXCHANGE:  Upon and in accordance with request of
SELLER, BUYER agrees to cooperate with SELLER in all reasonable respects in effecting for the benefit of said SELLER a simultaneous or delayed like-kind exchange of real property pursuant to Section 1031 of the United States
Internal Revenue Code and the Treasury Regulations promulgated thereunder, provided that:

     (a)	BUYER shall incur no material additional costs, expenses or
liabilities as a result of, or in connection with, the exchange; and

     (b)	SELLER agrees to indemnify and hold BUYER harmless from any loss, costs or expenses caused solely by BUYER's agreement to cooperate with the like-kind exchange contemplated in this paragraph 17.

     18.	MISCELLANEOUS:   This Agreement when executed by all parties will
be binding upon, enforceable by and inure to the benefit of BUYER, SELLER and their successors and permitted assigns. There are no other Agreements, promises or understandings between these parties except as specifically set forth in this Agreement. No alterations or changes will be made to this Agreement except in writing and signed or initialled by the parties in this Agreement. This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation. The parties acknowledge that each contributed and is equally responsible for its preparation. If all or any portion of the provisions of this Agreement shall be declared invalid by laws applicable to this Agreement, such invalid portion shall be ineffective and unenforceable without invalidating the remaining portions of this Agreement. All captions and headings appearing are for convenience only and shall not be considered in construing or giving effect to the provisions of this Agreement. This Agreement will be governed by the laws of the Commonwealth of Virginia, without reference to its conflict of law rules and will not be recorded. TIME IS OF THE ESSENCE IN THIS AGREEMENT.

     19.	COUNTERPARTS:  This Agreement may be executed in counterparts, each of which will be deemed an original document, but all of which will constitute a single document.  This document will not be binding on or constitute evidence of a contract between the parties until such time as a counterpart of this document has been executed by each party and a copy thereof delivered to each other party to this Agreement.

     20.	NO JOINT VENTURE OR PARTNERSHIP:  This Agreement is not intended nor shall it be construed to create a joint venture or partnership between the parties, and neither party shall constitute the agent of the other for any purpose.


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

     EXECUTION DATE OF THIS AGREEMENT IS ____________________, 2002.

SIGNED, SEALED AND DELIVERED in duplicate by duly authorized officers of each party and respective corporate seals affixed on the date stated.


Witnesses:

                                       FLORIDA ROCK INDUSTRIES, INC.
___________________________

___________________________
Print Name
                                       By:____________________________
                                       Its: __________________________
___________________________
                                              (Corporate Seal)
___________________________
Print Name


____________________________		    FLORIDA ROCK PROPERTIES,INC.

____________________________
Print Name
                                        By:_______________________________
                          		    Its: _____________________________
____________________________
                                              (Corporate Seal)
____________________________
Print Name




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